NEWS RELEASE
Contacts:    KLX Energy Services Holdings, Inc.
Keefer M. Lehner, EVP & CFO
832-930-8066
IR@klxenergy.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
713-529-6600
KLXE@dennardlascar.com

KLX ENERGY SERVICES HOLDINGS, INC. REPORTS
FISCAL FIRST QUARTER 2021 RESULTS

HOUSTON, TX - June 9, 2021 - KLX Energy Services Holdings, Inc. (Nasdaq: KLXE) (“KLXE” or the “Company”) today reported its financial results for the fiscal first quarter ended April 30, 2021.

Fiscal First Quarter 2021 Highlights
•Fiscal first quarter 2021 revenue of $90.8 million increased $4.0 million, or 4.6%, sequentially from the fiscal fourth quarter 2020
•Fiscal first quarter 2021 net loss was $36.8 million compared to $30.5 million for the fiscal fourth quarter 2020
•Fiscal first quarter 2021 net loss and Adjusted EBITDA loss were primarily driven by "white space" on the calendar resulting from Winter Storm Uri and customer scheduling issues
•Ended fiscal first quarter 2021 with $37.9 million in cash and a liquidity position of $79.3 million

Fiscal Second Quarter 2021 Outlook Improving
•Drilling, Completion and Production activity continued to increase throughout fiscal first quarter 2021 and this trend is expected to accelerate in fiscal second quarter 2021, driving an anticipated total revenue increase between 15% to 20%
•Identified an additional $4.4 million of annualized cost savings that we expect will be fully implemented by the end of the fiscal second quarter 2021
•Expect a material improvement in quarterly Adjusted EBITDA in fiscal second quarter 2021

*See “Non-GAAP Financial Measures” at the end of this release for a discussion of Adjusted EBITDA, Pro Forma Adjusted SG&A Expense, free cash flow, net working capital and their reconciliation to the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We have not provided reconciliations of our future expectations as to Adjusted EBITDA as such reconciliation is not available without unreasonable efforts. In addition, for comparative purposes, we have also presented supplemental pro forma combined financial information for the three months ended April 30, 2020, giving effect to the Merger as if it had occurred on February 1, 2020.

Chris Baker, President and Chief Executive Officer of KLXE, stated, “While our fiscal first quarter 2021 results were down due to Winter Storm Uri and customer scheduling issues, we were able to identify an additional $4.4 million in cost savings during the quarter. This $4.4 million in cost savings is on top of the $46.0 million in synergies that we have already achieved since closing the Quintana Energy Services ("QES") merger (the "Merger") last year, and the incremental savings will begin benefiting our fiscal second quarter results and beyond.

“Looking forward, we expect stronger results in the second quarter and further improvement through the balance of the year. This is supported by higher activity levels and slightly improved pricing across many of our service lines, which is estimated to result in a sequential increase in fiscal second quarter revenue between 15% to 20%. Combining the recovering top line with the full impact of the $46.0 million in annualized merger synergies, the incremental $4.4 million in annualized cost savings, and modest pricing improvement, we believe we will return to breakeven Adjusted EBITDA in the fiscal second quarter 2021 for the first time since pre-Covid,” concluded Baker.

Cost Reduction Update
The Company previously announced the successful implementation of $46.0 million of annualized merger synergies. Fiscal first quarter 2021 selling, general and administrative expense decreased 8.6%, or $1.4 million relative to fiscal first quarter 2020 selling, general and administrative expense. Fiscal first quarter 2021 pro forma selling, general and administrative expense decreased 45.0%, or $12.2 million relative to fiscal first quarter 2020 pro forma selling, general and administrative expense. Fiscal first quarter 2021 Pro Forma Adjusted SG&A Expense decreased 36.6%, or $7.4 million relative to fiscal first quarter 2020 Pro Forma Adjusted SG&A Expense. The fiscal second quarter 2021 is expected to be the first quarter in which the full quarterly impact of the $46.0 million of annualized synergies will benefit the cost structure.

The Company has identified $4.4 million of additional annualized fixed-cost savings associated with headcount, facilities, changes to management processes and reduction in the size of the board from nine directors to seven directors. While a portion of the cost reductions were accomplished in the fiscal first quarter, the Company expects these cost savings to be fully implemented by the end of the fiscal second quarter and realize the full benefit beginning in the fiscal third quarter.

The Company's corporate aircraft lease terminated on April 30, 2021, and although this aircraft was grounded at the closing of the Merger, resulting in a non-cash charge of approximately $900,000 in fiscal third quarter 2020, the lease continued to burden cash flow by approximately $700,000 during the fiscal first quarter 2021. The aircraft was returned to the lessor post end of lease inspections in early June 2021, and cash cost associated with this lease will no longer burden KLXE going forward.
Fiscal First Quarter 2021 Financial Results
Revenue for the fiscal first quarter 2021 totaled $90.8 million, an increase of 4.6%, compared to fiscal fourth quarter 2020 revenue of $86.8 million. The sequential increase in revenue reflects the impact of an improvement in drilling, completion and production activity, partially offset by a decrease in intervention activity. On a product line basis, Drilling, Completion, Production and Intervention products and services contributed approximately 27.3%, 49.3%, 13.2% and 10.2% to revenue, respectively, for the fiscal first quarter 2021.

Net loss for the fiscal first quarter 2021 was $36.8 million, compared to a fiscal fourth quarter 2020 net loss of $30.5 million. Adjusted EBITDA loss for the fiscal first quarter 2021 was $9.4 million compared to a fiscal fourth quarter 2020 Adjusted EBITDA loss of $2.6 million. Cost of sales includes $2.1 million of lease expense associated with five coiled tubing unit leases.
Fiscal First Quarter 2021 Segment Results
The Company reports results through its three geographic business segments: Rocky Mountains, Southwest and Northeast/Mid-Con.

•Rocky Mountains: Revenue, Operating loss and Adjusted EBITDA loss for the Rocky Mountains segment, which includes WyCo and the Bakken, was $24.3 million, $7.1 million and $1.6 million, respectively, for the fiscal first quarter 2021. Revenue represents a 17.3% decrease from the fiscal fourth quarter 2020. The sequential decline in Revenue, Operating loss and Adjusted EBITDA was driven by white space on our calendar due to customer scheduling and well issues.

•Southwest: Revenue, Operating loss and Adjusted EBITDA loss for the Southwest segment, which includes the Permian and South Texas, was $38.0 million, $7.5 million and $0.7 million, respectively, for the fiscal first quarter 2021. Revenue represents a 26.2% increase over the fiscal fourth quarter 2020 driven primarily by a meaningful increase in drilling and completion activity. The sequential decline in Operating loss and Adjusted EBITDA is primarily attributable to the impact of Winter Storm Uri.

•Northeast/Mid-Con: Revenue, Operating loss and Adjusted EBITDA loss for the Northeast/Mid-Con segment was $28.5 million, $6.8 million and $2.1 million, respectively, for the fiscal first quarter of 2021. Revenue represents a 4.4% increase over the fiscal fourth quarter of 2020, driven primarily by increased completion and drilling activity, and partially offset by decreased intervention activity. The sequential improvement in Operating loss and Adjusted EBITDA was driven by the $4.6 million accounts receivable reserve recognized in fiscal fourth quarter 2020 in response to a customer bankruptcy. The customer has an Operator's Extra Expense insurance policy which we believe should cover the amounts owed. However, without the customer bankruptcy write-off in fiscal fourth quarter 2020, then the Northeast/Mid-Con segment results would have decreased due to the impact of Winter Storm Uri.
The following is a tabular summary of revenue, operating loss and Adjusted EBITDA for the three-month periods ended April 30, 2021 and January 31, 2021 (in millions of U.S. dollars):

	Three Months Ended
	April 30, 2021	January 31, 2021
Revenue:
Rocky Mountains	$24.3	$29.4
Southwest	38.0	30.1
Northeast/Mid-Con	28.5	27.3
Total Revenue	$90.8	$86.8

	Three Months Ended
	April 30, 2021	January 31, 2021
Operating income (loss):
Rocky Mountains	$(7.1)	$1.7
Southwest	(7.5)	(6.5)
Northeast/Mid-Con	(6.8)	(11.6)
Corporate and other	(7.5)	(6.0)
Total operating loss[1]	$(28.9)	$(22.4)
1 Cost of sales includes $2.1 million of lease expense associated with five coiled tubing unit leases.

	Three Months Ended
	April 30, 2021	January 31, 2021
Adjusted EBITDA
Rocky Mountains	$(1.6)	$6.5
Southwest	(0.7)	1.1
Northeast/Mid-Con	(2.1)	(5.4)
Segment Total	(4.4)	2.2
Corporate and other	(5.0)	(4.8)
Total Adjusted EBITDA (loss)[1,2]	$(9.4)	$(2.6)
1Excludes one-time costs, as defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA (loss) table below, non-cash compensation expense and non-cash asset impairment expense.
2 Cost of sales includes $2.1 million of lease expense associated with five coiled tubing unit leases.

Merger and Integration Costs
Merger and integration costs were recorded separately from the acquisition of assets and assumptions of liabilities in the Merger. Merger costs consist of legal and professional fees and accelerated stock compensation expense (“Merger costs”). Integration costs consist of expenses to relocate corporate headquarters, integrate the QES business, reduce headcount, and consolidate service and support facilities (“Integration costs”).

The following table presents Merger and Integration costs that were recorded for the three months ended April 30, 2021 and January 31, 2021 in the condensed consolidated statements of operations (in millions of U.S. dollars):

	Three Months Ended
	April 31, 2021	January 31, 2021
Merger costs	$—	$—
Integration costs	1.8	3.4
Total Merger and Integration Costs	$1.8	$3.4

As the Company finalizes its integration of the QES business, there will be further charges in future periods relating to, among other things, fixed assets, facilities, workforce reductions and other assets.
Balance Sheet and Liquidity
Total debt outstanding as of April 30, 2021 was $244.1 million, compared to $243.9 million as of January 31, 2021. As of April 30, 2021, cash and equivalents totaled $37.9 million. Total available liquidity as of April 30, 2021 was approximately $79.3 million, including $41.4 million available on the April 30, 2021 ABL Facility Borrowing Base Certificate, net of $10.0 million FCCR holdback, compared to total available liquidity as of January 31, 2021 of $82.0 million. The Senior Secured Notes bear interest at an annual rate of 11.5%, payable semi-annually in arrears on May 1 and November 1. Accrued interest as of April 30, 2021 was $14.4 million.

Net working capital as of April 30, 2021 was $30.2 million, a decrease of $4.8 million as compared with net working capital at January 31, 2021.
Other Financial Information

Our capital expenditures were $2.2 million during the fiscal first quarter 2021, an increase of $1.1 million compared to capital expenditures of $1.1 million in the fiscal fourth quarter 2020. Capital spending during the fiscal first quarter of 2021 and fourth quarter of 2020 was driven primarily by maintenance capital expenditures across our segments and product lines. The Company reduced its capital spending forecast for fiscal 2021 and now expects capital spending to be between $14 and $16 million, focused primarily on maintenance capital spending.
Conference Call Information

KLXE has scheduled a conference call for 9:00 a.m. Central Time (10:00 a.m. Eastern Time) on Thursday, June 10, 2021, to review reported results. You may access the call by telephone at 1-201-389-0867 and ask for the KLXE 2021 Fiscal First Quarter Conference Call. The webcast of the call may also be accessed through the Investor Relations section of the Company’s website at https://investor.klxenergy.com/events-and-presentations/events. A replay of the call can be accessed on the Company’s website for 90 days and will be available by telephone through June 17, 2021, at 1-201-612-7415, access code 13719058#.
About KLX Energy Services
KLXE is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the United States. The Company delivers mission critical oilfield services focused on drilling, completion, production, and intervention activities for the most technically demanding wells from over 50 service and support facilities located throughout the United States. KLXE’s complementary suite of proprietary products and specialized services is supported by technically skilled personnel and a broad portfolio of innovative in-house manufacturing, repair and maintenance capabilities. More information is available at www.klxenergy.com.
Forward-Looking Statements and Cautionary Statements
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information to investors. This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) includes forward-looking statements that reflect our current expectations and projections about our future results, performance and prospects. Forward-looking statements include all statements that are not historical in nature and are not current facts. When used in this news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein), the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “might,” “should,” “could,” “will” or the negative of these terms or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events with respect to, among other things: our expected cost synergies related to the Merger; our operating cash flows; the availability of capital and our liquidity; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy and to integrate our acquisitions; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to the ongoing COVID-19 pandemic, declining commodity prices, overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by E&P companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; and other risks and uncertainties listed in our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

KLX Energy Services Holdings, Inc.
Condensed Consolidated Statements of Operations
(In millions of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months Ended
	April 30, 2021	January 31, 2021	April 30, 2020
Revenues	$90.8	$86.8	$83.0
Costs and expenses:
Cost of sales	88.7	76.5	77.1
Depreciation and amortization	15.4	17.9	16.2
Selling, general and administrative	14.9	15.5	16.3
Research and development costs	0.1	0.1	0.3
Impairment and other charges	0.6	0.8	208.7
Bargain purchase gain	—	(1.6)	—
Operating loss	(28.9)	(22.4)	(235.6)
Non-operating expense:
Interest expense, net	7.8	8.0	7.4
Loss before income tax	(36.7)	(30.4)	(243.0)
Income tax expense	0.1	0.1	0.1
Net loss	$(36.8)	$(30.5)	$(243.1)

Net loss per share-basic (1)	$(4.41)	$(3.69)	$(52.60)
Net loss per share-diluted (1)	$(4.41)	$(3.69)	$(52.60)

(1) Basic and diluted net loss per share for the three months ended April 30, 2020 were retroactively adjusted for the Company’s 1-for-5 Reverse Stock Split effective July 28, 2020.

KLX Energy Services Holdings, Inc.
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars and shares)
(Unaudited)

	April 30, 2021	January 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$37.9	$47.1
Accounts receivable–trade, net of allowance of $5.9 and $6.5	70.2	67.0
Inventories, net	21.0	20.8
Other current assets	11.6	15.8
Total current assets	140.7	150.7
Property and equipment, net	188.5	203.7
Intangible assets, net	2.4	2.5
Other assets	5.4	5.8
Total assets	$337.0	$362.7
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$46.8	$39.4
Accrued interest	14.4	7.2
Accrued liabilities	25.8	29.2
Current portion of capital leases	1.9	1.9
Total current liabilities	88.9	77.7
Long-term debt	244.1	243.9
Long-term capital lease obligations	3.9	4.4
Other non-current liabilities	4.3	4.6
Commitments, contingencies and off-balance sheet arrangements (Note 11)
Stockholders’ equity:
Common stock, $0.01 par value; 110.0 authorized; 9.1 and 8.6 issued	0.1	0.1
Additional paid-in capital	469.9	469.1
Treasury stock, at cost, 0.3 shares and 0.3 shares	(4.3)	(4.0)
Accumulated deficit	(469.9)	(433.1)
Total stockholders’ equity (deficit)	(4.2)	32.1
Total liabilities and stockholders' equity (deficit)	$337.0	$362.7

KLX Energy Services Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	April 30, 2021	April 30, 2020
Cash flows from operating activities:
Net loss	$(36.8)	$(243.1)
Adjustments to reconcile net loss to net cash flows (used in) provided by operating activities
Depreciation and amortization	15.4	16.2
Impairment and other charges	0.6	208.7
Non-cash compensation	0.8	(0.7)
Amortization of deferred financing fees	0.3	0.3
Provision for inventory reserve	—	0.7
Change in allowance for doubtful accounts	—	(0.6)
(Gain) loss on disposal of property, equipment and other	(1.8)	0.6
Changes in operating assets and liabilities:
Accounts receivable	(3.2)	25.0
Inventories	(0.2)	(0.8)
Other current and non-current assets	2.8	1.2
Accounts payable	6.6	(3.2)
Other current and non-current liabilities	4.2	2.7
Net cash flows (used in) provided by operating activities	(11.3)	7.0
Cash flows from investing activities:
Purchases of property and equipment	(2.2)	(4.8)
Proceeds from sale of property and equipment	6.1	0.2
Net cash flows provided by (used in) investing activities	3.9	(4.6)
Cash flows from financing activities:
Purchase of treasury stock	(0.3)	(0.3)
Payments on capital lease obligations	(0.5)	—
Change to financed payables	(1.0)	—
Net cash flows used in financing activities	(1.8)	(0.3)
Net increase (decrease) in cash and cash equivalents	(9.2)	2.1
Cash and cash equivalents, beginning of period	47.1	123.5
Cash and cash equivalents, end of period	$37.9	$125.6

Supplemental disclosures of cash flow information:
Cash paid during period for:
Income taxes paid, net of refunds	$(0.2)	$—
Interest	0.2	0.1
Supplemental schedule of non-cash activities:
Change in deposits on capital expenditures	—	(4.4)
Accrued capital expenditures	2.5	3.7

KLX Energy Services Holdings, Inc.
Additional Selected Operating Data
(Unaudited)
Non-GAAP Financial Measures

This release includes Adjusted EBITDA, free cash flow, Adjusted SG&A Expense, and net working capital measures. Each of the metrics are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Adjusted EBITDA is not a measure of net earnings or cash flows as determined by GAAP. We define Adjusted EBITDA as net earnings (loss) before interest, taxes, depreciation and amortization, further adjusted for (i) goodwill and/or long-lived asset impairment charges, (ii) stock-based compensation expense, (iii) restructuring charges, (iv) transaction and integration costs related to acquisitions and (v) other expenses or charges to exclude certain items that we believe are not reflective of ongoing performance of our business. Adjusted EBITDA is used to calculate the Company’s leverage ratio, consistent with the terms of the Company’s ABL facility.

We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

We define free cash flow as net cash provided by operating activities less capital expenditures and proceeds from sale of property and equipment. Our management uses free cash flow to assess the Company’s liquidity and ability to repay maturing debt, fund operations and make additional investments. We believe that free cash flow provides useful information to investors because it is an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments and repurchase stock.

Net working capital is calculated as current assets, excluding cash, less current liabilities, excluding accrued interest and capital lease obligations. We believe that net working capital provides useful information to investors because it is an important indicator of the Company’s liquidity.

We define Adjusted SG&A Expense as selling, general, and administrative expense less non-cash compensation and other one-time costs. We believe this is useful information to investors to demonstrate expected recurring expenses.

The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Consolidated Net Loss to Adjusted EBITDA (Loss)
(Unaudited – In millions of U.S. dollars)

	Three Months Ended
	April 30, 2021	January 31, 2021	April 30, 2020
Consolidated net loss (2)	$(36.8)	$(30.5)	$(243.1)
Income tax expense (benefit)	0.1	0.1	0.1
Interest expense, net	7.8	8.0	7.4
Operating loss	(28.9)	(22.4)	(235.6)
Bargain purchase gain	—	(1.6)	—
One-time costs (1)	3.3	3.2	222.7
Adjusted operating loss	(25.6)	(20.8)	(12.9)
Depreciation and amortization	15.4	17.9	16.2
Non-cash compensation	0.8	0.3	(0.7)
Adjusted EBITDA income (loss)	$(9.4)	$(2.6)	$2.6

(1) The one-time costs in the fiscal first quarter relate to Integration costs of $1.4 million, non-recurring legal costs and additional non-recurring costs.
(2) Cost of sales includes $2.1 million of lease expense associated with five coiled tubing unit leases.

Reconciliation of Rocky Mountains Operating (Loss) Income to Adjusted EBITDA (Loss)
(Unaudited – In millions of U.S. dollars)

	Three Months Ended
	April 30, 2021	January 31, 2021	April 30, 2020
Rocky Mountains operating income (loss)	$(7.1)	$1.7	$(34.0)
One-time costs (1)	0.3	(0.7)	32.7
Adjusted operating income (loss)	(6.8)	1.0	(1.3)
Depreciation and amortization expense	5.1	5.3	5.0
Non-cash compensation	0.1	0.2	0.3
Rocky Mountains Adjusted EBITDA	$(1.6)	$6.5	$4.0

(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA (loss) table above.

Reconciliation of Southwest Operating Loss to Adjusted EBITDA (Loss)
(Unaudited – In millions of U.S. dollars)

	Three Months Ended
	April 30, 2021	January 31, 2021	April 30, 2020
Southwest operating loss	$(7.5)	$(6.5)	$(98.1)
One-time costs (1)	0.9	0.1	95.1
Adjusted Southwest operating loss	(6.6)	(6.4)	(3.0)
Depreciation and amortization expense	5.8	7.4	5.0
Non-cash compensation	0.1	0.1	0.1
Southwest Adjusted EBITDA (loss)	$(0.7)	$1.1	$2.1

(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA (loss) table above.

Reconciliation of Northeast/Mid-Con Operating Loss to Adjusted EBITDA (Loss)
(Unaudited – In millions of U.S. dollars)

	Three Months Ended
	April 30, 2021	January 31, 2021	April 30, 2020
Northeast/Mid-Con operating loss	$(6.8)	$(11.6)	$(94.7)
One-time costs (1)	0.7	1.2	91.2
Adjusted Northeast/Mid-Con operating loss	(6.1)	(10.4)	(3.5)
Depreciation and amortization expense	3.8	4.8	5.2
Non-cash compensation	0.2	0.2	0.2
Northeast/Mid-Con Adjusted EBITDA (loss)	$(2.1)	$(5.4)	$1.9

(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA (loss) table above.

KLX Energy Services Holdings, Inc.
Segment Adjusted EBITDA Margin (1)
(Unaudited – In millions of U.S. dollars)

	Three Months Ended
	April 30, 2021	January 31, 2021	April 30, 2020
Rocky Mountains
Adjusted EBITDA	$(1.6)	$6.5	4.0
Revenue	24.3	29.4	33.8
Adjusted EBITDA Margin Percentage	(6.6)%	22.1%	11.8%
Southwest
Adjusted EBITDA (loss)	$(0.7)	$1.1	$2.1
Revenue	38.0	30.1	24.4
Adjusted EBITDA Margin Percentage	(1.8)%	3.7%	8.6%
Northeast/Mid-Con
Adjusted EBITDA (loss)	$(2.1)	$(5.4)	1.9
Revenue	28.5	27.3	24.8
Adjusted EBITDA Margin Percentage	(7.4)%	(19.8)%	7.7%

(1) Segment Adjusted EBITDA Margin is defined as the quotient of Segment Adjusted EBITDA (loss) income and total segment revenue. Segment Adjusted EBITDA is segment operating income (loss) excluding one-time costs (as defined above), non-cash compensation expense and non-cash asset impairment expense.

The following table presents a reconciliation of the non-GAAP financial measure of free cash flow to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Net Cash Flow Provided by Operating Activities to Free Cash Flow
(Unaudited – In millions of U.S. dollars)

	Three Months Ended
	April 30, 2021	January 31, 2021	April 30, 2020
Net cash flow (used in) provided by operating activities	$(11.3)	$(29.1)	$7.0
Capital expenditures	(2.2)	(1.1)	(4.8)
Proceeds from sale of property and equipment	6.1	2.5	0.2
Free cash flow	$(7.4)	$(27.7)	$2.4

The following table presents a reconciliation of the non-GAAP financial measure of net working capital to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Current Assets and Current Liabilities to Net Working Capital
(Unaudited – In millions of U.S. dollars)

	As of
	April 30, 2021	January 31, 2021	April 30, 2020
Current assets	$140.7	$150.7	$204.4
Less: Cash	37.9	47.1	125.6
Net current assets	102.8	103.6	78.8
Current liabilities	88.9	77.7	63.4
Less: Accrued interest	14.4	7.2	14.4
Less: Capital lease obligations	1.9	1.9	—
Net current liabilities	72.6	68.6	49.0
Net Working Capital	$30.2	$35.0	$29.8

Unaudited Supplemental Pro Forma Information

The unaudited supplemental pro forma financial information for the three months ended April 30, 2020 reflect the results of legacy KLXE for the periods presented and the results of legacy QES assuming the Merger had occurred on February 1, 2020. The unaudited supplemental pro forma financial information has been provided for illustrative purposes only and does not purport to be indicative of the actual results that would have been achieved by combining the companies for the periods presented, or of the results that may be achieved by the combined companies in the future. Further, results may vary significantly from the results reflected in the following unaudited supplemental pro forma financial information because of future events and transactions, as well as other factors. The unaudited supplemental pro forma financial information does not include adjustments to reflect the impact of other cost savings or synergies that may result from the Merger.

KLX Energy Services Holdings, Inc.
Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended April 30, 2020
(Unaudited – In millions of U.S. dollars)

Three Months Ended
April 30, 2020
Revenues	$158.2
Costs and expenses:
Cost of sales	143.1
Depreciation and amortization	25.7
Selling, general and administrative	27.1
Research and development costs	0.3
Impairment and other charges	218.0
Operating loss	(256.0)
Non-operating expense:
Interest expense, net	8.2
Loss before income tax	(264.2)
Income tax expense	0.2
Net loss (1)	$(264.4)

(1) The pro forma condensed consolidated statement of operations for the three months ended April 30, 2020 reflect the results of legacy KLXE for the periods presented and the results of legacy QES assuming the Merger had occurred on February 1, 2020.

KLX Energy Services Holdings, Inc.
Reconciliation of Pro Forma Selling, General, and Administrative to Pro Forma Adjusted Selling, General, and Administrative for the Three Months Ended April 30, 2021 and 2020
(Unaudited – In millions of U.S. dollars)

	Three Months Ended
	April 30, 2021	April 30, 2020
Pro forma selling, general, and administrative expense	$14.9	$27.1
Non-cash compensation	0.8	1.8
Other one-time costs	1.3	5.1
Pro forma Adjusted selling, general, and administrative expense (1)	$12.8	$20.2
(1) The pro forma Adjusted selling, general, and administrative for the three months ended April 30, 2020, reflects the results of legacy KLXE for the period presented and the results of legacy QES assuming the Merger had occurred on February 1, 2020.